For Immediate Release

Contact:  Hedy Baker                                  Contact:  Alexa Coy
Forgent Media Relations                               Forgent Investor Relations
512.437.2789                                          512.437.2678
hedy_baker@forgent.com                                alexa_coy@forgent.com


                    Forgent Announces Completion of VTEL Sale

AUSTIN, Texas - Jan. 24, 2002 - Forgent (TM) Networks (Nasdaq:FORG), a leading provider of advanced video network solutions for enterprise communications, today announced the completion of the sale of its Products Division, which has been operating under the name of VTEL Products since May 2001.

The sale was finalized on Wednesday, Jan. 23, based on the previously disclosed definitive purchase agreement. In the sale, Forgent received cash of $500,000 and subordinated notes from the buyer totaling approximately $6,000,000 principal amount and shares representing 19.9 percent of the buyer's stock. VTEL will operate as a privately held company under the name VTEL Products Company.

"The completion of the sale of VTEL represents the end of an era, but more importantly the beginning of a new chapter for Forgent," said Roy Wilson, chief operating officer at Forgent. "We are excited and confident about our new, next-generation network management software and services strategy and have a real opportunity to take advantage of our core competencies, differentiate ourselves, and become a major player in a high margin business."

About Forgent
Forgent(TM) Networks (Nasdaq: FORG), is the premier provider of advanced video solutions for enterprise communications and a leader in improving video management and interoperability standards. Forgent's goal is to ensure simple, dependable video communications by combining professional services with network management tools to deliver ease of use, reliability, and manageability of video networks.

As the largest and most experienced independent provider of services in the video industry, companies can rely on Forgent's technology and services to use video for mission-critical business functions. Forgent's Video Network Platform is the only network management software designed specifically to control the quality of service of multi-vendor video networks. For the first time, video is manageable, allowing enterprises to reduce operational costs while improving reliability and ease of use. For more information, log on to www.forgent.com or call Forgent's Investor Hotline at 1-866-276-FORG(3674).

Safe Harbor
This release may include projections and other forward-looking statements that involve a number of risks and uncertainties and as such, actual results in future periods may differ materially from those currently expected or desired. Some of the factors that could cause actual results to differ materially include rapid changes in technology, changes in customer order patterns or order mix, the ability to collect certain foreign receivables, foreign exchange rate fluctuations, the intensity of competition, the cost and availability of certain key components, the company ability to manage product transitions and inventory levels, product pricing pressures, sudden or unexpected changes in demand for videoconferencing systems, litigation involving intellectual property, other issues, and the ability to consummate certain divestiture transactions. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's period filings with the SEC.

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